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                                                                    EXHIBIT 10.1


                     CONVEYANCE AND CONTRIBUTION AGREEMENT


                 This Conveyance and Contribution Agreement (this "Agreement"), dated effective 7:00 a.m., Pacific Time, _________________, 1996 (the
"Effective Date"), is from Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), having its principal office at 1616 S. Voss Road, Houston, Texas 77057 to Monterey Resources, Inc., a Delaware corporation ("Monterey"), having its principal office at 5201 Truxtun Avenue, Suite No. 100, Bakersfield, California 93309. Santa Fe and Monterey are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."

                                    RECITAL

                 Santa Fe is executing and delivering this Agreement to convey and contribute all property and other assets to Monterey that are held by Santa Fe in its Western Division in the State of California, other than certain excluded assets, as more fully described herein, and to perform certain other acts in connection with such conveyance and contribution. Monterey is executing this Agreement in performance of its obligations to assume certain liabilities of Santa Fe with respect to such property and assets and to undertake certain other obligations in connection with such conveyance and contribution.

                 NOW, THEREFORE, for valuable consideration, the Parties agree and grant as follows:

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Defined Terms. The following definitions shall apply to the following terms when used in this Agreement:

                 "Agreement" is defined in the introductory paragraph of this instrument.

                 "Ancillary Agreements" means the Spin-Off Tax Indemnity Agreement, Corporate Services Agreement, Tax Allocation Agreement, and Registration Rights and Indemnification Agreement, all between Monterey and Santa Fe and dated of even date herewith.

                 "Assistance Costs" is defined in Section 3.11(d).

                 "Assumed Liabilities" means (a) the liabilities, obligations, and other matters of Santa Fe described in Exhibit A, and (b) all other liabilities, losses, costs, expenses, fines, penalties,





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payments, and other obligations of Santa Fe relating to or arising out of the
Subject Assets or the Business, whether accrued, contingent, known or unknown, and whether or not reflected on the books and records of Santa Fe on the date of this Agreement, excluding, however, (x) the Retained Liabilities and (y) obligations and liabilities of Santa Fe under the Ancillary Agreements.

                 "Business" means all of the business activities now or heretofore conducted by Santa Fe, its affiliates, and its and their predecessors in interest, in the Business Area, including the oil and gas exploration, development, and production business of Santa Fe and the businesses and operations identified in Exhibit B.

                 "Business Area" means the State of California and all lands lying in federal or state waters seaward of the west coast of the State of California.

                 "Excluded Assets" means the following assets:

                 (a) The assets described in Exhibit C, and all rights, privileges and benefits pertaining to the assets described in Exhibit C;

                 (b) All of Santa Fe's right, title and interest in and to all non-proprietary seismic, geological, geophysical and similar data and computer software related to the Subject Assets, to the extent Santa Fe is contractually prohibited by unaffiliated third parties from transferring such data and software;

                 (c) All proprietary computer software (including, without limitation, tapes, data, and program documentation) and other intellectual property that is used in, or useful to, Santa Fe's retained businesses;

                 (d) Except as provided in Section 3.11, all of Santa Fe's rights under all policies or agreements of insurance or indemnity; and

                 (e) All cash, proceeds, income, or revenues accruing with respect to the other Excluded Assets described above.

                 "Insurance Administration" means, in respect of each Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, and retentions as appropriate under each Policy, and the distribution of Insurance Proceeds under each Policy.

                 "Insurance Proceeds" means, in respect of each Policy, those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in





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either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

                 "Insured Claims" means those claims, losses, liabilities, costs, and expenses that, individually or in the aggregate, are covered by a Policy, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such claims, losses, liabilities, costs, and expenses are within applicable Policy limits.

                 "IPO Date" means the closing date for the initial public offering of the common stock of Monterey.

                 "Party" and "Parties" are defined in the introductory paragraph of this Agreement.

                 "Perpetuities Period" means that period of time commencing on the date of this Agreement and ending 21 years after the death of the last to die of all descendants of Joseph P. Kennedy, father of our late President, John
F.  Kennedy, who are living on the date of this Agreement.

                 "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization, an association or any other entity.

                 "Policies" means insurance policies and contracts of indemnity described in Exhibit I.

                 "Restriction" is defined in Section 3.5.

                 "Retained Liabilities" means (a) the liabilities, obligations, and matters of Santa Fe described in Exhibit J and (b) all losses, costs, expenses, fines, penalties, payments, and other obligations related to the Excluded Assets.

                 "Specific Conveyances" is defined in Section 3.6.

                 "Spin-Off" means the sale, distribution, or other disposition of the remaining shares of common stock held by Santa Fe after the IPO Date in a single transaction or series of transactions.

                 "Spin-Off Date" means the date on which the Spin-Off occurs.

                 "Subject Assets" means all of the assets owned by Santa Fe in the Business Area or used or held for use by Santa Fe solely to conduct the Business, on the Effective Date, including the following assets:





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                 (a)      All right, title, and interest of Santa Fe in and to
         the plots, pieces, and parcels of land, surface estates, and fee interests of Santa Fe in the Business Area, including those described in Exhibit D-1 and Exhibit D-2 (collectively, the "Lands");

                 (b) All right, title, and interest of Santa Fe in the estates created by the oil and gas leases described in Exhibit E-1 and the undivided interests therein and the operating rights, mineral servitudes, and fee, mineral, royalty, and overriding interests of Santa Fe in the Business Area, including those described in Exhibit E-2 (collectively, the "Oil and Gas Interests");

                 (c) All right, title, and interest of Santa Fe in all presently existing and valid unitization, pooling and communitization agreements, declarations and orders and production sharing agreements, and the properties covered and the units created thereby (including, but not limited to, all units formed under orders, regulations, rules, or other official acts of any federal, state, or other governmental agency having jurisdiction), to the extent attributable to any of the Lands or the Oil and Gas Interests;

                 (d) All right, title, and interest of Santa Fe in existing and valid oil, casinghead gas and gas sales, purchase, exchange, transportation and processing contracts, operating agreements, joint venture agreements, partnership agreements, participation agreements, exploration agreements, farmin and farmout agreements, acreage contribution agreements, bidding agreements, option agreements, purchase and sale agreements, advance payment agreements, and all other contracts to the extent attributable to any of the Lands or the Oil and Gas Interests or the Business, including those contracts, agreements, and instruments set forth on Exhibit F;

                 (e) All right, title, and interest of Santa Fe in all improvements, easements, permits, licenses, rights-of-way, surface leases, and other surface rights, including any wells, wellbores, casing, tubing, tanks, buildings, fixtures, compression and steam generation facilities, pipelines, gathering systems, lines and other appurtenances, easements and facilities, production platforms, drilling platforms, docks, shore facilities and bases, radio and microwave equipment (and associated licenses), and vessels to the extent located in, on or under any of the Lands or Oil and Gas Interests or used or held for use as a part of the Business as presently conducted;

                 (f) All right, title, and interest of Santa Fe in all seismic, geological, geophysical and similar data related to the Subject Assets, all lease files, land files, legal files, well files, gas and oil sales contract files, division order files, abstracts, title opinions, land surveys, computer software (including tapes, data and program documentation), and all other books, records, files, and accounting records to the extent attributable to or used in the exploration,





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         development, maintenance, or operation of any of the Subject Assets described in subsections (a), (b), (c), (d), and (e) above or the Business (collectively, the "Records");

                 (g)      All of the following:

                          (i) All right, title, and interest of Santa Fe in and to all inventories of oil, gas and other petroleum products, tubular goods, supplies and tools, in each case to the extent produced from or held for use on the Subject Assets described in subsections (a), (b), (c), (d), and (e) above; and

                          (ii) All right, title, and interest of Santa Fe in all personal property to the extent used or held for use in connection with the exploration, development, operation, or maintenance of the Subject Assets described in subsections
                 (a), (b), (c), (d), and (e) above, including office furniture and equipment, computer hardware, leasehold interests therein, and the other items described in Exhibit G;

                 (h) All right, title, and interest of Santa Fe in and to all governmental permits, licenses, franchises, registrations, and similar rights relating to the Business or the Subject Assets;

                 (i) All right, title, and interest of Santa Fe in and to all automobiles, trucks, trailers, other vehicles, and similar assets used in connection with the Business, including leasehold interests therein;

                 (j) Cash, cash equivalents, accounts receivable, goodwill, claims, causes of action and choses in action relating to the Subject Assets and the Business;

                 (k) All right, title, and interest of Santa Fe in and to the stock certificates partnership interests, contract rights, and other intangible interests described in Exhibit H;

                 (l) All of Santa Fe's right, title, and interest in and to any patents, trade secrets, copyrights, or other intellectual property rights that relate solely to the Subject Assets; and

                 (m) All rights, benefits, privileges and appurtenances pertaining to any of the foregoing;

         less and except, however, the Excluded Assets.

                 "Title Policy" is defined in Section 3.1.

                 "Uninsured Retentions" is defined in Section 3.11(f).





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                                   ARTICLE 2

                 CONTRIBUTION AND CONVEYANCE OF SUBJECT ASSETS
                                  TO MONTEREY

                 2.1 Contribution and Conveyance of Subject Assets. Santa Fe hereby grants, conveys, assigns, transfers, contributes, and delivers unto Monterey, its successors and assigns, forever, all of its right, title, and interest in and to the Subject Assets, subject, however, to the terms and conditions stated in this Agreement.

                 TO HAVE AND TO HOLD the above described interests in the Subject Assets unto Monterey, its successors and assigns, forever, subject, however, to the terms and conditions stated in this Agreement.

                 2.2 Assumption of Certain Liabilities by Monterey. Monterey hereby assumes and agrees to pay, perform, and discharge the Assumed Liabilities, to the full extent that Santa Fe has been or would be obligated to pay, perform, and discharge the Assumed Liabilities.

                 2.3 Reservation of Production Payment. Santa Fe hereby reserves and retains unto Santa Fe, its successors and assigns, as a production payment, a variable undivided interest in and to certain of the Subject Assets, as more particularly provided in the Reservation of Production Payment attached hereto as Exhibit J.


                                   ARTICLE 3

                                OTHER PROVISIONS

                 3.1 Real Property Covered by Title Policies. With respect to any Subject Asset that (a) constitutes real property or an interest in real property, and (b) is covered by a policy of title insurance that is in favor of, or otherwise provides protection in its capacity as owner to, Santa Fe (a "Title Policy"), the following provisions shall apply:

                 (i) Santa Fe binds itself and its successors and assigns to warrant and forever defend all and singular such Subject Asset to Monterey, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof; subject, however, to the matters set forth in paragraph (ii) below.

                 (ii) The contribution and conveyance of such Subject Asset made by Section 2.1 is made expressly subject to (A) those matters excluded or excepted from coverage under the





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         applicable Title Policy and (B) all recorded and unrecorded liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting such Subject Asset that have accrued or arisen since the effective date of the applicable Title Policy.

                 (iii) The sole remedy for breach of the warranty contained in this Section 3.1 shall be recovery of damages limited to the amount, if any, recovered by Monterey or Santa Fe under the applicable Title Policy.

                 (iv) Monterey hereby expressly waives and disclaims any remedies and damages, other than those provided for in paragraph (iii) above, that may be available under applicable law for breach of the warranty contained in this Section 3.1, including, without limitation, consequential damages, incidental damages, punitive damages, attorneys fees, and court costs.

                 (v) Santa Fe and Monterey acknowledge that the warranty contained in this Section 3.1 would not have been granted had Santa Fe not also been able to limit the remedies available for breach of the warranty. Santa Fe and Monterey therefore adopt the following procedure for ensuring that their mutual intent with regard to such warranty be respected. If a court having jurisdiction over a Subject Asset subject to this Section 3.1 should determine that the limitation and waiver of remedies provided for herein are, under applicable law with respect to such Subject Asset, unenforceable, then (A) the warranty provided for in this Section 3.1 shall automatically be waived, negated, and disclaimed for such Subject Asset; (B) such Subject Asset shall automatically be deemed to have been conveyed to Monterey subject to the matters set forth in Section 3.2 and in the manner described in Section 3.3; and (C) Monterey shall execute and deliver or cause to be delivered such instruments as may be necessary to evidence the effect of this paragraph (v).

                 3.2 Encumbrances. Except as provided in Section 3.1, the contributions and conveyances made by Section 2.1 are made expressly subject to all recorded and unrecorded liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Subject Assets.

                 3.3      Disclaimer of Warranties; Subrogation.

                 (a) No Warranty of Title. Except as provided in Section 3.1, the contributions and conveyances made by Section 2.1 are made without warranty of title, express, implied or statutory, and without recourse even as to the return of the purchase price, but with full substitution and subrogation of Monterey, and all persons claiming by, through and under Monterey, to the extent assignable, in and to all covenants and warranties by Santa Fe's predecessors in title and with full subrogation of all rights accruing under the statutes of limitation or prescription under the laws of





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various states in which the Subject Assets are located and all rights of actions of warranty against all former owners of the Subject Assets.

                 (b) Disclaimer. Monterey and Santa Fe agree that, to the extent required by applicable law to be operative, the disclaimers of certain warranties contained in this paragraph are "conspicuous" disclaimers for the purposes of any applicable law, rule, or order. Except as provided in Section 3.1, the Subject Assets are assigned to Monterey without recourse (even as to the return of the purchase price), covenant or warranty of any kind, express, implied, or statutory. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SANTA FE HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE SUBJECT ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) ANY INFRINGEMENT BY SANTA FE OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; IT BEING THE INTENTION OF SANTA FE AND MONTEREY THAT THE SUBJECT ASSETS ARE TO BE CONVEYED IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                 (c) No Implied Warranties. Any covenants implied by statute or law by the use of the words "grant", "convey", "assign", "transfer", "contribute", or "deliver", or any other words used in this Agreement (except those in Section 3.1), are hereby expressly disclaimed, waived, and negated.

                 3.4      Indemnification.

                 (a) Monterey's Indemnity. MONTEREY AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS SANTA FE AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AND REPRESENTATIVES FROM AND AGAINST ALL CLAIMS, COSTS, EXPENSES, LIABILITIES (INCLUDING ATTORNEYS' FEES, COURT COSTS, AND OTHER COSTS OF SUIT), LOSSES, DAMAGES, PENALTIES, AND FINES RELATING TO OR ARISING OUT OF THE SUBJECT ASSETS OR THE ASSUMED LIABILITIES, WHETHER ATTRIBUTABLE TO PERIODS BEFORE OR AFTER THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SANTA FE, ITS PREDECESSORS, AND ITS AND THEIR EMPLOYEES, REPRESENTATIVES, OFFICERS, OR DIRECTORS.

                 (b) Santa Fe's Indemnity. SANTA FE AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS MONTEREY AND ITS OFFICERS, DIRECTORS,





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EMPLOYEES, AND REPRESENTATIVES FROM AND AGAINST ALL CLAIMS, COSTS, EXPENSES,
LIABILITIES (INCLUDING ATTORNEYS' FEES, COURT COSTS, AND OTHER COSTS OF SUIT), LOSSES, DAMAGES, PENALTIES, AND FINES RELATING TO OR ARISING OUT OF THE EXCLUDED ASSETS OR THE RETAINED LIABILITIES, WHETHER ATTRIBUTABLE TO PERIODS BEFORE OR AFTER THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE SOLE, JOINT, AND/OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF MONTEREY AND ITS EMPLOYEES, REPRESENTATIVES, OFFICERS, OR DIRECTORS.

                 3.5 Restrictions on Conveyance. Santa Fe and Monterey acknowledge that (a) there may exist certain prohibitions against the conveyance or assignment of certain of the Subject Assets without the consent of third parties (including governmental agencies); and (b) certain of the Subject Assets may be incapable of being conveyed or assigned to Monterey prior to the execution, acknowledgment, and/or delivery of Specific Conveyances.
Both types of impediments to conveyance or assignment are referred to herein as a "Restriction." Any provisions of this Agreement to the contrary notwithstanding, the following provisions shall apply to all Subject Assets burdened by a Restriction:

                 (i) The conveyance or assignment to Monterey shall not become effective unless and until such time as the Restriction is satisfied.

                 (ii) Santa Fe and Monterey shall each use their reasonable efforts to cause the Restriction to be satisfied.

                 (iii) When and if the Restriction is satisfied, the conveyance or assignment to Monterey shall become automatically effective as to such Subject Asset as of the date of this Agreement.

                 (iv) If (A) any of the Subject Assets burdened by a Restriction constitutes real property or an interest in real property, and (B) such Restriction is not satisfied within the Perpetuities Period, then the conveyance or assignment to Monterey of such Subject Asset shall be null and void.

                 3.6 Further Assurances. Without further consideration, Santa Fe and Monterey agree to take all such further actions and execute, acknowledge, and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. So long as not prohibited by applicable laws so to do:

                 (a) Santa Fe agrees to execute, acknowledge, and deliver to Monterey and, if applicable, record in the official property records of the applicable jurisdiction, all such additional deeds, conveyances, assignments, bills of sale, motor vehicle titles, and other documents (the





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"Specific Conveyances"), and to do all such further acts and things as may be necessary more fully and effectively to grant, convey, assign, transfer, contribute, and deliver to Monterey the interests in the Subject Assets contributed and conveyed by this Agreement or intended so to be. The Specific Conveyances (i) shall evidence and perfect the conveyance made by this Agreement and shall not constitute any additional conveyance of the Subject Assets or interests therein; (ii) are not intended to modify, and shall not modify, any of the terms, covenants and conditions herein set forth; and (iii) are not intended to create and shall not create any additional covenants or warranties of or by Santa Fe to Monterey. To the extent that the Specific Conveyances purport to create any additional covenants or warranties, Monterey hereby expressly waives such additional covenants or warranties.

                 (b) Santa Fe agrees to execute, acknowledge, and deliver to Monterey and, if applicable, record in the official property records of the applicable jurisdiction, substantially all of the Specific Conveyances within 120 days after the date of this Agreement.

                 (c) Santa Fe represents to Monterey that all Specific Conveyances for Subject Assets that constitute real property or interests in real property shall conform as to form in all material respects with all applicable laws of the states in which such Subject Assets are located governing the conveyance of such assets, including all applicable recording, filing and registration laws and regulations.

                 (d) Monterey agrees to execute and deliver or cause to be delivered such other instruments as may be reasonably required to assume and take responsibility more effectively for the Assumed Liabilities and the other obligations and liabilities that Monterey has assumed or undertaken pursuant to this Agreement.

                 3.7 Assets Intended to be Conveyed. Santa Fe and Monterey acknowledge that the assets intended to be conveyed by this Agreement are all of the assets and properties held by the Western Division of Santa Fe in the Business Area or used or held for use by Santa Fe solely to conduct the Business, on the Effective Date, other than the Excluded Assets. If this Agreement erroneously fails to convey all such assets and properties, or erroneously conveys an asset other than such assets or properties, Santa Fe and Monterey shall execute such corrective documents and take such other actions as are necessary to correct the error.

                 3.8 Ad Valorem Taxes. All ad valorem and property taxes for the Subject Assets shall be the responsibility of and paid by Monterey.

                 3.9      Finance Matters.

                 (a) Cash Management. Monterey will establish its own cash management system which is to be separate and distinct from the cash management system maintained by Santa Fe, and such system will be operational prior to or shortly after the Effective Date. Santa Fe further acknowledges and agrees that after Monterey's cash management system is established and





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operational, Santa Fe shall transfer to Monterey all funds, if any, in Santa
Fe's cash management system attributable to the Subject Assets or the Business, which transfer shall be effected by wire transfer of immediately available funds to such account as Monterey may designate. Santa Fe shall transfer such funds to Monterey upon notification from Monterey that its cash management system is operational together with wire transfer instructions. Any funds received in Santa Fe's cash management system subsequent to such transfer that are attributable to the Business shall be promptly (but in no event more than 30 days after receipt) delivered to Monterey by Santa Fe, and any funds received in Monterey's cash management system subsequent to such transfer that are attributable to Santa Fe or its other subsidiaries shall be promptly (but in no event more than 30 days after receipt) delivered to Santa Fe by Monterey. The Parties shall make appropriate adjustments for late deposits, checks returned for not sufficient funds and other post-Effective Date transactions that occur after the transfer as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement.

                 (b) Settlement of Intercompany Accounts. The Parties agree that the net balance of all intercompany accounts owed by Santa Fe to Monterey, or owed by Monterey to Santa Fe, in each case as of the Effective Date, shall be paid by Santa Fe or Monterey, as appropriate, as promptly as reasonably practicable after the Effective Date (but in no event more than 30 days after receipt). All transactions contemplated in this Section 3.9 shall be subject to audit by the Parties, and any dispute with respect to any such transactions thereunder shall be resolved by Price Waterhouse LLP (or another nationally recognized accounting firm acceptable to the Parties) whose decision shall be final and nonappealable.

                 3.11     Insurance Matters.

                 (a) Existing Surety Bonds. Santa Fe shall continue to maintain, and not to cancel, those surety and indemnity bonds currently maintained by or for the benefit of the Subject Assets until the earlier of (i) the expiration or renewal date therefor next following the IPO Date or (ii) one year after the IPO Date. Santa Fe shall give Monterey at least 15 days' advance notice of the expiration or renewal of each such surety and indemnity bond. If Monterey decides not to renew any bond, Monterey agrees to provide appropriate documentation to Santa Fe to allow Santa Fe to cancel such bonds. Monterey shall indemnify and hold harmless Santa Fe from and against any expense or loss incurred by Santa Fe after the IPO Date as a result of maintaining such surety bonds. After the IPO Date, Monterey shall be responsible for obtaining its own surety and indemnity bonds as may be necessary for its operations, subject to the preceding sentences with respect to existing bonds. Santa Fe shall have the right at any time or from time to time, in Santa Fe's sole discretion, to require that Monterey provide collateral security in favor of Santa Fe of the same kind that any surety providing a bond or indemnity agreement for the benefit of Monterey advised Santa Fe it will or might require under any applicable indemnity agreement or bond.





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                 (b)      Policies and Rights Prior to Spin-Off.  Prior to the
Spin-Off Date, Monterey shall be entitled to any and all rights of an insured party under each of the Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages, and expenses incurred or claimed to have been incurred prior to the Spin-Off Date (to the extent covered) by any party in connection with the conduct of the Business. Nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Policies, or any of them, to Monterey. From and after the Spin-Off Date (or earlier upon mutual agreement), Monterey agrees that it shall be responsible for obtaining and maintaining, on such terms as Monterey determines to be appropriate, insurance policies for injuries, claims, liabilities, losses, costs, and expenses arising with respect to occurrences after the Spin-Off Date.

                 (c) Administration and Costs. Santa Fe shall be responsible for (i) the Insurance Administration of the Policies, (ii) the processing and management of claims under the Policies, and (iii) the collection and distribution of Insurance Proceeds under the Policies; provided, that, Monterey shall be required to give notice of any claim or potential claim to Santa Fe in sufficient time for Santa Fe to notify the insurance carrier of the Policy. For the period prior to the Spin-Off Date, Monterey shall pay Santa Fe the portion of the cost of the Policies that is properly allocable to the Assumed Liabilities. Monterey shall pay such amounts within 15 days of receiving Santa Fe's invoice therefor.

                 (d) Santa Fe's Assistance After the Spin-Off Date. The Policies, with respect to the Business, will automatically cease and terminate with respect to the Business on the Spin-Off Date for any occurrences after the Spin-Off Date. After the Spin-Off Date, Santa Fe shall, to the extent reasonably practicable, assist Monterey in the recovery of any amounts to which Monterey is validly entitled under any of the Policies on account of Insured Claims. Santa Fe does not assume any liability and shall not incur any liability to Monterey or its affiliates in agreeing to provide or providing such action or assistance and shall promptly be advanced, or reimbursed, if applicable, for all reasonable costs and expenses incurred after the Spin-Off Date at Monterey's request in providing such action or assistance requested by Monterey ("Assistance Costs"). Assistance Costs include employee salaries and out-of-pocket expenses, attorneys' fees, adjustor fees, surveyor fees, brokerage fees, travel expenses, communication expenses and other similar costs and expenses incurred.

                (e) Insurance Application to Assumed Liabilities. Upon receipt of Insurance Proceeds that relate to Assumed Liabilities, Santa Fe may directly apply such Insurance Proceeds to such Assumed Liabilities without distribution to Monterey. To the extent Santa Fe is paid by, or reimbursed from, the Policies for such Assumed Liabilities, Monterey shall be relieved of its indemnification obligations that would otherwise apply under Sections 3.4(a) for such Assumed Liabilities, provided, that, this subsection (e) shall not apply to any amounts attributable to Uninsured Retentions or Assistance Costs for which Monterey shall remain obligated to pay in full.





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
                 (f) Uninsured Retentions. Monterey recognizes that the Policies are subject to various deductibles, self-insured retentions, retentions under retrospective premium rating plans and similar charges, which may not be reinsured by or collectible from commercial insurance markets. All amounts incurred or payable by Santa Fe or its affiliates, attributable to such deductibles, retentions, plans or non-reinsured or non-collectible insurance, after giving effect to maximum premium provisions and stop loss provisions on a first come first served basis ("Uninsured Retentions") shall not be considered as insured losses or claims, or insurance proceeds, within the meaning of this Agreement and notwithstanding anything to the contrary shall be and remain the obligation of Monterey to the extent arising out of the Subject Assets, the Business, or the Assumed Liabilities. Monterey shall reimburse Santa Fe for all amounts incurred or paid by Santa Fe or its affiliates for such Uninsured Retentions to the extent arising out of Assumed Liabilities.

                 3.12 Delivery of Release. At the closing of the initial public offering of Monterey, Monterey shall execute and deliver to Santa Fe a release (in a form acceptable to Santa Fe) that releases any and all rights Monterey may have to seek contribution or reimbursement for amounts borrowed by Santa Fe under the $75 million Credit Facility between Santa Fe and Monterey, as borrowers, and The Chase Manhattan Bank, as agent for the lenders that are parties to the Credit Facility.

                 3.13 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any benefits, rights, or remedies.

                 3.14 Articles, Sections and Exhibits. Except to the extent otherwise stated in this Agreement, references to "Articles" and "Sections" are to Articles and Sections of this Agreement, and references to "Exhibits" are to Exhibits attached to this Agreement, which are made parts hereof for all purposes.

                 3.15 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT MIGHT REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                 3.16 Deed; Bill of Sale; Assignment. To the extent required by applicable law, this Agreement shall also constitute a "deed," "bill of sale" or "assignment" of the Subject Assets.

                 3.17 Construction of Agreement. In construing this Agreement, the following principles shall be followed:





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
                 (i) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

                 (ii) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

                 (iii) the word "includes" and its syntactical variants means "includes, but is not limited to" and corresponding syntactical variant expressions;

                 (iv) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

                 (v) the plural shall be deemed to include the singular, and vice versa; and

                 (vi) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

                 3.18 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

                 3.19 Survival. This Agreement shall survive the execution and delivery of the Specific Conveyances.

                 3.20 Integrated Agreement. This Agreement is the final, complete, and exclusive expression of the agreements of the Parties with respect to the matters covered by this Agreement.

                 3.21 Severability. If any provision of this Agreement is held to be unenforceable or invalid, the remaining provisions shall remain in full force and effect.



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

                 EXECUTED by the Parties as of the Effective Date.

                                        Santa Fe:

                                        SANTA FE ENERGY RESOURCES, INC.


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


                                        Monterey:

                                        MONTEREY RESOURCES, INC.


                                        By:
                                            -----------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------





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
LIST OF EXHIBITS

Exhibit A        -        Assumed Liabilities
Exhibit B        -        Businesses
Exhibit C        -        Excluded Assets
Exhibit D-1      -        Surface Interests
Exhibit D-2      -        Fee Simple Interests
Exhibit E-1      -        Leasehold Interests
Exhibit E-2      -        Mineral Interests
Exhibit F        -        Contracts
Exhibit G        -        Personal Property
Exhibit H        -        Certain Intangible Property Rights
Exhibit I        -        Insurance Policies
Exhibit J        -        Reservation of Production Payment





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